Execution Copy
                              4
c:\mydocs\corp\empl\ander1.doc
                    Employment Agreement

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective this 7th day of April 1997 by and between ALPHARMA US INC., a Delaware corporation (the
"Company"), and Bruce I. Andrews (the "Executive").

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Employment.

     (a) The Company hereby agrees to employ Executive, and Executive accepts such employment with the Company, upon the terms and conditions set forth in this Agreement effective May 1st, 1997. Executive shall serve as the "President, Animal Health Division" and shall report directly to the Chief Executive Officer ("CEO") of Alpharma Inc. ("Alpharma"). Executive shall also be appointed a member of the Alpharma Operating Committee. Executive shall have such responsibilities, duties and authority as directed by the CEO.

     (b) The Executive shall be an employee at will. During Executive's employment with the Company, Executive shall devote his best efforts and his full business time and attention to the business and affairs of Alpharma's Animal Health Division.

     2. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the Company's Fort Lee, New Jersey offices.

     3.  Compensation and Benefits.

     (a) Executive' salary shall be $275,000 per annum for calendar year 1997 which salary shall be payable in regular installments in accordance with the Company's general payroll practices. Such salary shall be reviewed annually and changes made shall be effective each January 1 beginning in 1998.

     (b) In addition to the salary set forth above,
     Executive shall be eligible to be considered for a cash bonus for each full calendar year Executive is employed by the Company. For 1997 the amount payable will be pro-
     rated to reflect actual service for the year.    The
     amount of the bonus shall be targeted at 30% of Executive's base salary and with an opportunity to earn 45% of base salary. The criteria for determining the amount of the bonus, if any, shall be established by agreed upon financial and management objectives as set forth in writing and delivered to Executive at the beginning of each calendar year; provided that for the 1997 calendar year such criteria shall be established, set forth in a writing and delivered to the Executive within 60 days following the full execution of this Agreement.

     (c) Executive shall also be entitled to participate in the benefit programs for which employees of the Company are generally eligible, including medical, dental, prescription, life insurance, disability, 401k and stock option and stock purchase plans, in accordance
     with the terms and rules of such plans.    Executive
     shall also be entitled to participate in the Alpharma Non-Contributory Retirement Income Plan for Salaried Employees as well as the Alpharma Supplemental Pension Plan.

     (d) Executive shall receive a taxable cash automobile allowance per Company policy, (which is currently
     $15,500p.a.).  In addition, the Company shall reimburse
     Executive for auto insurance and up to $2000 in maintenance costs per year.

     (e) Executive shall receive a taxable annual $3000 allowance for tax and/or financial planning and tax return preparation.

     (f)  Executive shall be entitled to four weeks vacation.

     4.  Termination.

     (a) Executive acknowledges and agrees that his employment is at will. If Executive's services are terminated because of a change in top management, or for any other reason other than (i) as set forth in subsection (b) of this Section 4, or (ii) cause, provided Executive signs the Company's standard release, he will be paid twelve month's base salary with fringe benefits in a manner best suited for the Company. In the event Executive does not have another position after the twelve month period immediately following the date of termination, the Company will pay Executive's base salary with fringe benefits until he takes another position for up to an additional six months thereafter.

     (b) If Executive's employment is terminated because of the Company or Alpharma's Animal Health Division being acquired, provided Executive signs the Company's standard release, he will be paid eighteen months base salary with fringe benefits in a manner best suited for the Company. In the event Executive does not have another position after the eighteen month period immediately following the date of termination, the Company will pay Executive's base salary with fringe benefits until he takes another position for up to an additional six months thereafter.

     (c) If Executive's employment is terminated by the Company for cause, as a result of Executive's resignation or as a result of Executive's death or permanent disability, Executive shall be entitled to receive only his salary and benefits through the termination date.

     5.  Compliance with Company Policy and Nondisclosure.
     The Executive agrees that during the period of his employment hereunder he will comply with Alpharma and Company policies, including without limitation, the Alpharma Business Conduct Guidelines, and shall execute, before his first day of employment, the Company's standard non-disclosure and assignment of invention agreement.

     6. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

     7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                * * * * * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

     ALPHARMA U.S INC.

     By:_________________________
     Name:
     Title:

     BRUCE I. ANDREWS

     ____________________________